                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   INHALE THERAPEUTIC SYSTEMS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   INHALE THERAPEUTIC SYSTEMS
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                           INHALE THERAPEUTIC SYSTEMS
                            1060 EAST MEADOW CIRCLE
                          PALO ALTO, CALIFORNIA 94303

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 17, 1997

                            ------------------------

TO THE SHAREHOLDERS OF INHALE THERAPEUTIC SYSTEMS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Inhale Therapeutic Systems, a California corporation (the "Company"), will be held on Tuesday, June 17, 1997 at 10:00 a.m. local time at the Company's executive offices located at 1060 East Meadow Circle, Palo Alto, California 94303 for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on May 1, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [sig]

                                          Mark P. Tanoury
                                          SECRETARY

Palo Alto, California
May 8, 1997

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           INHALE THERAPEUTIC SYSTEMS
                            1060 EAST MEADOW CIRCLE
                          PALO ALTO, CALIFORNIA 94303

                            ------------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Inhale Therapeutic Systems, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, June 17, 1997, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's executive offices located at 1060 East Meadow Circle, Palo Alto, California 94303. The Company intends to mail this proxy statement and accompanying proxy card on or about May 8, 1997, to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on May 1, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 1, 1997 the Company had outstanding and entitled to vote 13,642,004 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revised by filing with the Secretary of the Company at the Company's executive offices, 1060 East Meadow Circle, Palo Alto, California 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

    Proposals of shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company not later than January 8, 1998 to be included in the proxy statement and proxy relating to that meeting. Shareholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are six nominees for the six Board of Directors positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company elected by the shareholders.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE

    The names of the nominees and certain information about them are set forth below:

             NAME                    AGE                             POSITION
-------------------------------      ---      -------------------------------------------------------
Robert B. Chess                          40   President and Chief Executive Officer

John S. Patton, Ph.D.                    50   Vice President of Research

Terry L. Opdendyk                        49   Chairman; General Partner, ONSET Ventures

Mark J. Gabrielson                       41   General Partner, Prince Ventures

James B. Glavin                          61   Chairman of the Board, The Immune Response Corporation

Melvin Perelman, Ph.D.                   66   Former Executive Vice President, Eli Lilly and Company

    ROBERT B. CHESS has served as President of the Company since December 1991 and as Chief Executive Officer since May 1992. Mr. Chess was also elected a Director of the Company in May 1992. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated ("Penederm"), a topical dermatological drug delivery company, and served as its President until February 1989. He left the company in October 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company (acquired by International Business Machines). Mr. Chess holds a B.S. in Engineering from the California Institute of Technology and an M.B.A. from the Harvard Business School.

    JOHN S. PATTON, PH.D., a co-founder of Inhale, has been Vice President of Research since December 1991 and a Director of the Company since July 1990. He served as President of the Company from its incorporation in July 1990 to December 1991. From 1985 to 1990, Dr. Patton was a Project Team Leader with Genentech, Inc., a biotechnology company, where he headed their non-invasive drug delivery activities. Dr. Patton was on the faculty of the Marine Science and Microbiology Departments at the University of Georgia from 1979 through 1985, where he was granted tenure in 1984. Dr. Patton received a B.S. in Zoology and Biochemistry from Pennsylvania State University, an M.S. from the University of Rhode Island, a Ph.D. in Biology from the University of California, San Diego and received post doctorate fellowships from Harvard Medical School and the University of Lund, Sweden, both in biomedicine.

    TERRY L. OPDENDYK has been the Chairman of the Board of Directors of the Company since August 1991. He served as acting Chief Executive Officer of the Company between August 1991 and May 1992. Mr. Opdendyk has been a general partner of the general partner of ONSET, a California Limited Partnership, a venture capital limited partnership, since 1984; a general partner of the general partner of ONSET Enterprise Associates, L.P. ("OEA"), a venture capital limited partnership, since 1989; a general partner of the general partner of ONSET Enterprise Associates II, L.P., a venture capital partnership, since 1994; a special limited partner of the general partner of New Enterprise Associates V, Limited Partnership, a venture capital limited partnership, since 1990; and a special limited partner of the general partner of New Enterprise Associates VI, Limited Partnership, a venture capital limited partnership, since 1993. From 1980 to 1984, he served as president of VisiCorp, a computer software company. Prior to 1980, Mr. Opdendyk held management positions with Intel Corp., a semiconductor manufacturer, and Hewlett-Packard Co., a computer and peripherals manufacturer. Mr. Opdendyk is a director of Penederm and a director of several private companies.

    MARK J. GABRIELSON has been a Director of the Company since May 1992. Since January 1991 he has been a general partner of Prince Ventures, L.P., a venture capital management firm that serves as the general partner of Prince Venture Partners III, L.P. ("Prince"). In addition, Mr. Gabrielson is the President of Pharmaply, Inc., Chairman of Strategic Medical Information, Inc. and Chairman and Chief Executive Officer of Ontyx, Inc. Prior to joining Prince, Mr. Gabrielson served in a variety of marketing and business positions with SmithKline Beecham plc since July 1975. Mr. Gabrielson is a director of Penederm.

    JAMES B. GLAVIN was elected to the Board of Directors of Inhale in May 1993. Mr. Glavin is Chairman of the Board of The Immune Response Corporation, a biotechnology company. He was President and Chief Executive Officer of The Immune Response Corporation from 1987 until September 1994. From 1987 to 1990, Mr. Glavin served as Chairman of the Board of Smith Laboratories, Inc. and was President and Chief Executive Officer from 1985 to 1989. From 1985 to 1987, he was a partner in CH Ventures, a venture capital firm. From 1983 to 1985, he served as Chairman of the Board of Genetic Systems Corporation, a biotechnology firm, and as its President and Chief Executive Officer from 1981 to 1983. Mr. Glavin is a director of The Meridian Fund and Gish Biomedical, Inc.

    MELVIN PERELMAN, PH.D. was appointed to the Board of Directors of Inhale in January 1996. Dr. Perelman spent 36 years at Eli Lilly and Company, most recently as Executive Vice-President and President of Lilly Research Laboratories, a position which he held from 1986 until his retirement in 1993. Dr. Perelman served as President of Lilly International from 1976 until 1986. He was a member of the Board of Directors of Eli Lilly and Company from 1976 until 1993. Dr. Perelman is a member of the Board of Directors of Cinergy, Inc., DataChem, Inc., Immusol, Inc. and of The Immune Response Corporation.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1996 the Board of Directors held 6 meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Gabrielson and Glavin. It met once during the fiscal year ended December 31, 1996.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Gabrielson and Glavin. It met once during the fiscal year ended December 31, 1996.

    During the fiscal year ended December 31, 1996, each director attended 75 percent or more of the aggregate of the meetings of the Board and of the committees on which he then served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 7, 1997 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                BENEFICIAL OWNERSHIP (1)
                                                         --------------------------------------
                                                                             PERCENT OF TOTAL
NAME                                                     NUMBER OF SHARES           (2)
-------------------------------------------------------  -----------------  -------------------
Baxter Healthcare Corporation..........................       1,335,897                9.8%
  One Baxter Parkway
  Deerfield, IL 60015

Mark J. Gabrielson (3).................................         906,844                6.6%
  One Gorham Island
  Westport, CT 06880

Prince Venture Partners III (4)........................         887,044                6.5%
  One Gorham Island
  Westport, CT 06880

Quantum Partners LDC...................................         750,000                5.5%
  c/o Soros Fund Management LDS
  888 Seventh Avenue, 33rd Floor
  New York, NY 10106

Pfizer Inc.............................................         725,552                5.3%
  235 East 42nd Street
  New York, NY 10017

Terry L. Opdendyk (5)..................................         732,890                5.4%
  2490 Sand Hill Road
  Menlo Park, CA 94025

Robert B. Chess (6)....................................         392,529                2.9%
John S. Patton (7).....................................         461,568                3.4%
Robert M. Platz (8)....................................         323,673                2.4%
Ajit S. Gill (9).......................................         148,718                1.1%
Stephen L. Hurst (10)..................................          24,268                  *
James B. Glavin (11)...................................          46,800                  *
Melvin Perelman (12)...................................           7,800                  *
All directors and executive officers as a group (10
  persons) (13)........................................       3,045,215               21.8%

------------------------

*   Less than 1%

(1) This table is based upon information supplied by officers, directors and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(2) Applicable percentages are based on 13,634,792 shares of Common Stock outstanding as of February 7, 1997, adjusted as required by rules promulgated by the Securities and Exchange Commission (the "SEC").

(3) Includes 887,044 shares held by Prince. Mr. Gabrielson is a general partner of the general partner of Prince. Mr. Gabrielson disclaims beneficial ownership of such shares except to the extent of his pro rata interest therein. Also includes 19,800 shares issuable upon the exercise of options exercisable within 60 days of February 7, 1997.

(4) All shares owned by Prince. Mark J. Garbrielson, a Director of the Company, is a general partner of the general partner of Prince. Mr. Gabrielson disclaims beneficial ownership of such shares except to the extent of his pro rata interest therein.

(5) Includes 653,455 shares held by OEA. Mr. Opdendyk, a Director of the Company, is a general partner of the general partner of OEA. Mr. Opdendyk disclaims beneficial ownership of such shares except to the extent of his pro rata interest therein. Also includes 19,800 shares issuable upon the exercise of options exercisable within 60 days of February 7, 1997.

(6) Includes 28,774 shares issuable upon exercise of options exercisable within 60 days of February 7, 1997.

(7) Includes 44,568 shares issuable upon exercise of options exercisable within 60 days of February 7, 1997.

(8) Includes 40,668 shares issuable upon exercise of options exercisable within 60 days of February 7, 1997.

(9) Includes 77,343 shares issuable upon exercise of options exercisable within 60 days of February 7, 1997.

(10) All shares issuable upon exercise of options exercisable within 60 days of February 7, 1997.

(11) Includes 40,800 shares issuable upon exercise of options exercisable within 60 days of February 7, 1997.

(12) All shares issuable upon exercise of option exercisable within 60 days of February 7, 1997.

(13) Includes 1,540,499 shares held by entities affiliated with certain directors as described in footnotes 3 through 5. Also includes 303,946 shares issuable upon exercise of outstanding options exercisable within 60 days of February 7, 1997. See footnotes 3, 5 and 6 through 12.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that initial reports of ownership were filed late by Dr. Perelman, Judi Lum and Baxter Healthcare Corporation.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    For the fiscal year ended December 31, 1996, each non-employee director received $7,500 of cash compensation from the Company. In March 1996, the Board adopted a cash compensation program which will provide for an annual payment of $10,000 to each Non-Employee Director, payable quarterly. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

    On June 1, 1996, each non-employee director of the Company was granted an option to purchase 14,400 shares of the Company's Common Stock under the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") at a purchase price of $17.50 per share (the closing sales price reported on the Nasdaq National Market on the day prior to the date of grant). Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"). The options granted in 1996 under the Directors' Plan vest monthly over 24 months from the date of grant. On January 23, 1996, upon his initial election to the Board, Dr. Perelman was granted an option to purchase 2,400 shares of the Company's Common Stock under the Directors' Plan at a purchase price of $10.125 per share.

    Option grants under the Directors' Plan are non-discretionary. On June 1 of every other year (or the next business day should such date be a legal holiday), commencing June 1, 1996, each member of the Company's Board of Directors who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the shareholders of the Company, an option to purchase 14,400 shares of Common Stock of the Company. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest over 24 months from the date of grant. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction. Options to purchase 6,000 shares of Common Stock have been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

    The following tables shows for the years ending December 31, 1996, 1995 and 1994, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company at December 31, 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION            SECURITIES
                                                --------------------------------     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR       SALARY      BONUS      OPTIONS (#)     COMPENSATION (1)
----------------------------------------------  ---------  ----------  ---------  ----------------  -----------------
Robert B. Chess ..............................       1996  $  183,936  $  72,986         28,000         $     330
  President and Chief Executive Officer              1995     172,521     55,000         55,800               330
                                                     1994     134,457     31,000        120,557               305

Ajit S. Gill .................................       1996     170,012     53,061         33,000               870
  Chief Operating Officer                            1995     158,283     37,000         21,400            40,870
                                                     1994     129,821     16,600         80,078               770

John S. Patton ...............................       1996     138,020     39,158         29,000             1,367
  Vice President, Research                           1995     128,721     27,000         15,800               770
                                                     1994     106,499     16,600         58,478               609

Stephen L. Hurst .............................       1996     146,529     33,264          9,000               510
  Vice President, Intellectual Property and          1995     137,093     27,000         24,000               480
  Licensing                                          1994     108,081     31,433         50,400               243

Robert M. Platz ..............................       1996     135,089     30,645          9,000               805
  Vice President, Technology                         1995     126,263     27,000         17,600               443
                                                     1994      99,729     15,600         58,478               328

------------------------

(1) Except for the $40,000 paid to Mr. Gill in 1995 pursuant to an agreement with the Company to cover expenses incurred by Mr. Gill in connection with his relocation upon joining the Company, amounts represent life insurance premiums paid by the Company.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company has granted options to its executive officers under the Equity Incentive Plan. As of March 31, 1997, options to purchase a total of 1,985,699 shares were outstanding under the Equity Incentive Plan and options to purchase 1,246,109 shares remained available for grant thereunder.

    The following tables show for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE
                                    -------------------------------                               VALUE AT ASSUMED
                                     NUMBER OF      PERCENTAGE OF                              ANNUAL RATES OF STOCK
                                     SECURITIES     TOTAL OPTIONS     EXERCISE                 PRICE APPRECIATION FOR
                                     UNDERLYING      GRANTED TO        OR BASE                    OPTION TERM (2)
                                      OPTIONS       EMPLOYEES IN        PRICE     EXPIRATION   ----------------------
NAME                                GRANTED (1)    FISCAL YEAR (1)     ($/SH)        DATE          5%         10%
----------------------------------  ------------  -----------------  -----------  -----------  ----------  ----------
Robert B. Chess...................     28,000(3)           5.0%       $  10.125     01/22/06   $  178,292  $  451,826
Ajit S. Gill......................     20,000(4)           3.6%          10.125     01/22/06      127,351     322,733
                                       13,000(5)           2.3%          10.125     01/22/06       82,778     209,776
John S. Patton....................     20,000(6)           3.6%          10.125     01/22/06      127,351     322,733
                                        9,000(7)           1.6%          10.125     01/22/06       57,308     145,230
Stephen L. Hurst..................      9,000(8)           1.6%          10.125     01/22/06       57,308     145,230
Robert M. Platz...................      9,000(9)           1.6%          10.125     10/22/06       57,308     145,230

------------------------

(1) Based on an aggregate of 560,500 options granted to employees of and consultants to the Company in 1996, including the Named Executive Officers.

(2) The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of five percent and ten percent is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the market price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(3) This option vests monthly over 1 year commencing in November 2000.

(4) This option vests monthly over 5 years commencing in January 1996.

(5) This option vests monthly over 1 year commencing in May 2000.

(6) This option vests monthly over 5 years commencing in January 1996.

(7) This option vests monthly over 1 year commencing in August 2000.

(8) This option vests monthly over 1 year commencing in March 2000.

(9) This option vests monthly over 1 year commencing in August 2000.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1996 OPTION
                                     VALUES

                                                               NUMBER OF SECURITIES       VALUE OF UNEXCERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                   SHARES                    OPTIONS AT DECEMBER 31,         AT DECEMBER 31,
                                  ACQUIRED        VALUE              1996 (2)                  1996 ($)(3)
                                     ON         REALIZED    --------------------------  --------------------------
NAME                            EXERCISE (#)       (1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
Robert B. Chess...............           --            --       14,681        169,918    $ 103,080    $ 1,336,370
Ajit S. Gill..................           --            --       67,784         99,093      870,257        829,649
John S. Patton................           --            --       37,708         65,569      384,333        464,471
Stephen L. Hurst..............       10,000     $ 100,313       20,405         47,594      153,774        319,595
Robert M. Platz...............           --            --       34,720         50,357      370,086        389,532

------------------------

(1) Based on the fair market value of the Company's Common Stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.

(2) On January 18, 1995, the Board amended the provisions of the options held by the Named Executive Officers to provide that upon a change-in control of the Company the vesting of all outstanding options held by such persons would be accelerated by two years.

(3) Based on the fair market value of the Company's Common Stock as of December 31, 1996, ($15.125 per share), minus the exercise price, multiplied by the number of shares underlying the options.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Board of Directors of the Company (the "Board") has delegated to the Compensation Committee of the Board (the "Committee") the authority to establish and administer the Company's compensation programs. The Compensation Committee is comprised of two non-employee directors: Messrs. Gabrielson and Glavin. The Committee is responsible for: (i) determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with shareholders' interests; (ii) administering the Company's executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive offers; and (iv) making appropriate recommendations concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

    The primary goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives who can contribute to the continued success of the Company. Equity participation and a strong alignment to shareholders' interests are key elements of the Company's compensation philosophy. Four key goals form the basis for compensation decisions for all employees of the
Company:

1. To attract and retain the most highly qualified management and employee team;

2. To emphasize sustained performance by aligning rewards with shareholder interests, especially through the use of equity participation programs;

------------------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

3. To pay competitively compared to similar drug delivery and biopharmaceutical companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace; and

4. To motivate executives and employees to achieve the Company's annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

    To meet these goals, the Committee has adopted a mix among the compensation elements of salary, stock options and bonuses with a bias towards stock options.

BASE SALARY

    The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with drug delivery and biopharmaceutical companies in comparable stages of development. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries below the competitive industry median. Base salary levels are established on an annual review of marketplace competitiveness with similar pharmaceutical and drug delivery companies and on the basis of individual performance. Periodic increases in base salary are the result of individual contributions evaluated against established performance objectives, relative success toward achieving the Company's annual and long-term business goals, length of service with the Company and an annual salary survey of comparable companies in Inhale's industry. Base salaries for executives were increased for fiscal 1996 but remain below the industry median. In 1996, the Company implemented a variable compensation program for all employees, including all executive officers, which provides that a portion of base salary is variable based on certain qualitative and quantitative criteria for both the Company and each employee.

STOCK OPTIONS

    The option plans offered by the Company have been established to provide all executive officers of the Company with an opportunity to share, along with the shareholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership of the Company and potentially gain financially from Company stock price increases. The interests of shareholders, executives and employees should thereby be closely aligned. Executives and employees are eligible to receive stock options generally not more often than once a year, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the Company's stock option plans. All outstanding options expire ten years from the date of grant.

    As the base salaries for executive officers of the Company are in the lower range for comparable companies, the Company has used stock options as the primary incentive to attract and retain its executive officers. Option amounts are based on salary grade within the Company and overall Company and individual performance. After considering the criteria relating to awarding stock options, the Committee determined that all executive officers, including the CEO, would receive option grants in fiscal 1996. The options granted to executive officers in fiscal 1996 include options with standard five-year vesting commencing upon the date of grant, as well as "evergreen" options, which typically vest over a twelve-month period commencing upon the date previously granted options become fully vested.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed

$1 million. However, the Committee has determined that stock awards granted under the Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

BONUSES

    Bonus awards are another component of the compensation program. Bonuses, if any, are both linked to the achievement of specified corporate goals and personal performance which is determined at the discretion of the Compensation Committee. Corporate performance goals on which 1996 bonuses were based were: the successful signing of new collaborative partners and converting existing collaborative partners with feasibility agreements to long-term development agreements; advancing the delivery system technology by improving the performance and efficiency of the inhalation device, the powder processing and the powder filling; and improving the Company's liquidity by obtaining funding from corporate partners and from the sale of securities. In January 1997, the Committee reviewed the Company's 1996 corporate performance goals and determined that most of the goals had been achieved. Based on such achievement, the Committee awarded bonuses for 1996 for all executive officers.

CEO COMPENSATION

    The total cash compensation paid to Mr. Chess in 1996 is below the average for chief executive officers in the Company's industry comparative group. Under the Company's executive compensation program, the total compensation mix for senior executives emphasizes longer-term rewards in the form of stock options. In 1996, Mr. Chess received an option grant to purchase 28,000 shares of the Company's Common Stock at the fair market value of the Common Stock on the date of grant. This grant was based on the same factors used in making grants to other executive officers. This grant was made to enhance retention and the overall competitiveness of Mr. Chess's compensation package and to strengthen the alignment of Mr. Chess's interests with those of the shareholders. For 1996, the Committee set a bonus of approximately 24% of salary for Mr. Chess's bonus based upon the achievement of virtually all of the corporate goals discussed above.

SUMMARY

    The Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other drug delivery and biopharmaceutical companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program fled to shareholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's shareholders.

                                          COMPENSATION COMMITTEE

                                          Mark J. Gabrielson
                                          James B. Glavin

COMPARISON OF SHAREHOLDER RETURN(1)

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks(2) for the period commencing on May 2, 1994, and ending on December 31, 1996.

 COMPARISON OF CUMULATIVE TOTAL RETURN FROM MAY 3, 1994(3) THROUGH DECEMBER 31,
                                    1996(4)
                          INHALE THERAPEUTICS SYSTEMS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            INHALE      NASDAQ    PHARMACEUTICAL
5/2/94          $100        $100             $100
6/30/94           73          96               90
9/30/94          130         104              101
12/31/94         123         102               95
3/31/95          103         114              103
6/30/95          107         131              119
9/30/95          160         146              149
12/31/95         130         148              174
3/31/96          203         155              181
6/30/96          247         168              176
9/30/96          172         174              180
12/31/96         202         182              174

------------------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Act or the Exchange Act, whether made before of after the date hereof and irrespective of any general incorporation language contained in any such filing.

(2) The CSRP Total Return Index for the Nasdaq Stock Market and the Nasdaq Pharmaceutical Stocks are calculated by the Center for Research in Securities Prices (CRSP).

(3) For purposes of this presentation, the Company has assumed that its initial public offering price of $7.50 per share would have been the closing sales price on May 2, 1994, the day prior to commencement of trading. The Company's initial public offering commenced on May 3, 1994 and the Company's 1996 fiscal year ended on December 31, 1996.

(4) Assumes that $100.00 was invested on May 2, 1994 in the Company's Common Stock at the Company's initial public offering price of $7.50 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                              CERTAIN TRANSACTIONS

    In January 1995, the Company entered into a Collaborative Development and License Agreement with Pfizer Inc. ("Pfizer") to develop and market a pulmonary-delivered insulin product. Under the terms of the agreement, Pfizer provides the Company research, development, milestone and equity funding as well as royalties on sales of products in exchange for worldwide commercialization rights. Upon commercialization, the Company will supply Pfizer with devices and powders. The program is currently in a multi-site Phase IIb clinical trial. Pfizer is leading the clinical development and Inhale is providing inhalation devices and packaged powders. In connection with the collaboration, Pfizer purchased $5 million of the Company's common stock in February 1995 and an additional $5 million of stock in October 1996. Both investments were made at a 25% premium to the market price at the time of each investment. As a result of the purchases, Pfizer owns greater than 5% of the Company's common stock.

    In March 1996, the Company entered into a Collaborative Research and Development Agreement with Baxter Healthcare Corporation (a subsidiary of Baxter International) ("Baxter") to use Inhale's dry powder pulmonary delivery system as a technology platform for developing and launching therapeutic products. Under the terms of the agreement, initial work will begin with four compounds with Baxter providing the Company research, development, milestone and equity funding in exchange for worldwide commercialization rights. Baxter also has an option to add molecules to the collaboration. Inhale would receive royalties and manufacturing revenue on sales of products that are successfully commercialized as a result of the collaboration. Inhale is responsible for managing clinical trials, and processing and packaging powders for clinical supplies and marketed products. In connection with the collaboration, Baxter purchased $20 million of the Company's common stock in April 1996 at a 25% premium to the market price at the time of the investment. As a result of the purchase, Baxter owns greater than 5% of the Company's common stock.

    The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to these provisions, the Company has entered into indemnity agreements with each of its directors and executive officers and has obtained director and officer liability insurance in the amount of $5,000,000.

    In addition, the Company's Amended and Restated Articles of Incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Pursuant to California law, the Company's directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under California law. In addition, each director will continue to be subject to liability for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) any transaction that constitutes an illegal distribution or dividend under California law, and
(vii) any transaction involving an unlawful conflict of interest between the director and the Company under California law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with then, best judgment.

                                          By Order of the Board of Directors

                                          [sig]

                                          Mark P. Tanoury
                                          SECRETARY

May 8, 1997

                            INHALE THERAPEUTIC SYSTEMS
                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 17, 1997


          The undersigned hereby appoints Robert B. Chess and Judi R. Lum, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Inhale Therapeutic Systems which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Inhale Therapeutic Systems to be held at the Company s executive offices, 1060 East Meadow Circle, Palo Alto, California on Tuesday, June 17, 1997 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if
| |  personally present, upon and in respect of the following matters and in
| |  accordance with the following instructions, with discretionary
| |  authority as to any and all other matters that may properly come before
| |  the meeting.
| |
| |      Unless a contrary direction is indicated, this Proxy will be
| | voted for all nominees listed in Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

                            (CONTINUED ON OTHER SIDE)


_______________________________________________________________________________
                    -arrow-  FOLD AND DETACH HERE  -arrow-

                                                          Please mark
                                                          your votes as   / X /
                                                          indicated in
                                                          this example

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

         FOR all nominees listed below (except    WITHHOLD AUTHORITY to vote for
             as marked to the contrary below)     for all nominees listed below.

Proposal 1:  To elect directors to       /  /     /  /
             hold office until the
             next Annual Meeting of
             Shareholders and until
             their successors are
             elected.


NOMINEES:  Robert B. Chess, John S. Patton, Ph.D., Terry L. Opdendyk,
           Mark J. Gabrielson, James B. Glavin and Melvin Perelman, Ph.D.


TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S), NAME(S) BELOW:

________________________________________________________________________


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
                                                       FOR    AGAINST   ABSTAIN
Proposal 2:  To ratify selection of Ernst & Young
             LLP as independent auditors of the       /  /      /  /      /  /
             Company for its fiscal year ending
             December 31, 1997.


                                          DATED ___________________

                                __ __     _____________________________________
                                     |
                                     |    _____________________________________
                                                     SIGNATURE(S)

                                     PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                     HEREON. IF THE STOCK IS REGISTERED IN
                                     THE NAMES OF TWO OR MORE PERSONS, EACH
                                     SHOULD SIGN. EXECUTORS, ADMINISTRATORS,
                                     TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT
                                     SHOULD ADD THEIR TITLES. IF SIGNER IS A
                                     CORPORATION, PLEASE GIVE FULL CORPORATE
                                     NAME AND HAVE A DULY AUTHORIZED OFFICER
                                     SIGN, STATING TITLE.  IF SIGNER IS A
                                     PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
                                     NAME BY AUTHORIZED PERSON.

                                     PLEASE VOTE, DATE AND PROMPTLY RETURN
                                     THIS PROXY IN THE ENCLOSED RETURN
                                     ENVELOPE WHICH IS POSTAGE PREPAID IF
                                     MAILED IN THE UNITED STATES.


_______________________________________________________________________________
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